Item 30. Exhibit (h) i. j1ii

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

Massachusetts Mutual Life Insurance Company

C.M. Life Insurance Company

MML Bay State Life Insurance Company

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”) and, Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company and MML Bay State Life Insurance Company (“you”), on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated May 1, 2000 (the “Agreement”). The parties now desire to amend the Agreement in this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	MML Distributors, LLC (the “Distributor”) is added as a party to the Agreement.

2.	Section 2.1.6 of the Agreement is hereby amended to add the following sentence at the end of the section:

“Without limiting the foregoing, you agree that, in your agreements with broker-dealers governing sales of Contracts, you require that the broker-dealers, in recommending to a Contract owner the purchase, sale or exchange of any Contracts, shall have reasonable grounds for believing that the recommendation is suitable for such Contract Owner.”

3.	The following Section 2.1.12 is added to the Agreement:

2.1.12 As covered financial institutions we, only with respect to Portfolio shareholders, and you each undertake and agree to comply, and to take full responsibility in complying with any and all applicable laws, regulations, protocols and other requirements relating to money laundering including, without limitation, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (Title III of the USA PATRIOT Act).

4.	Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following Section 3:

“3. Purchase and Redemption of Trust Portfolio Shares

3.1 Availability of Trust Portfolio Shares

3.1.1 We will make shares of the Portfolios available to the Accounts for the benefit of the Contracts. The shares will be available for purchase at the net asset value per share next computed after we (or our agent, or you as our designee) receive a purchase order, as established in accordance with the provisions of the then current prospectus of the Trust. All orders are subject to acceptance by us and by the Portfolio or its transfer agent, and become effective only upon confirmation by us. Notwithstanding for foregoing, the Trust’s Board of Trustees (“Trustees”) may refuse to sell shares of any Portfolio to any person, or may suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Trustee, they deem such action to be in the best interests of the shareholders of such Portfolio.

3.1.2 Without limiting the other provisions of this Section 3.1, among other delegations by the Trustees, the Trustees have determined that there is a significant risk that the Trust and its shareholders may be adversely affected by investors with short term trading activity and/or whose purchase and redemption activity follows a market timing pattern as defined in the prospectus for the Trust, and have authorized the Trust, the Underwriter and the Trust’s transfer agent to adopt procedures and take other action (including, without limitation, rejecting specific purchase orders in whole or in part) as they deem necessary to reduce, discourage, restrict or eliminate such trading and/or marketing timing activity. You agree that your purchases and redemptions of Portfolio shares are subject to, and that you will assist us in implementing, the Market Timing Trading Policy and Additional Policies (as described in the Trust’s prospectus) and the Trust’s restrictions on excessive and/or short term trading activity and/or purchase and redemption activity that follows a market timing pattern.

3.1.3 We agree that shares of the Trust will be sold only to life insurance companies which have entered into fund participation agreements with the Trust (“Participating Insurance Companies”) and their separate accounts or to qualified pension and retirement plans in accordance with the terms of the Shared Funding Order. No shares of any Portfolio will be sold to the general public.

3.2 Manual or Automated Portfolio Share Transactions

3.2.1 Section 3.3 of this Agreement shall govern and Section 3.4 shall not be operative, unless we receive from you at the address provided in the next sentence, written notice that you wish to communicate, process and settle purchase and redemptions for shares (collectively, “share transactions”) via the Fund/SERV and Networking systems of the National Securities Clearing Corporation (“NSCC”). The address for you to send such written notice shall be: Retirement Services, Franklin Templeton Investments, 910 Park Place, 1st Floor, San Mateo, California 94403-1906. After giving ten (10) days’ advance written notice at the address provided in the previous sentence of your desire to NSCC processing, Section 3.4 of this Agreement shall govern and Section 3.3 shall not be operative.

3.2.2 At any time when, pursuant to the preceding paragraph, Section 3.4 of this Agreement governs, any party to this Agreement may send written notice to the other parties that it chooses to end the use of the NSCC Fund/SERV and Networking systems and return to manual handling of share transactions. Such written notice shall be sent: (i) if from you to us, to the address provided in the preceding paragraph; (ii) if from us to you, to your address in Schedule G of this Agreement. After giving ten (10) days’ advance written notice at the address as provided in the previous sentence, Section 3.3 of this Agreement shall govern and Section 3.4 shall not be operative.

3.3 Manual Purchase and Redemption

3.3.1 You are hereby appointed as our designee for the sole purpose of receiving from Contract Owners purchase and exchange orders and requests for redemption resulting from investment in and payments under the Contracts that pertain to subaccounts that invest in Portfolios (“Instructions”). “Business Day” shall mean any day on which the New York Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC and its current prospectus. “Close of Trading” shall mean the close of trading on the New York Stock Exchange, generally 4:00 p.m. Eastern Time. You represent and warrant that all Instructions transmitted to us for processing on or as of a given Business Day (“Day 1”) shall have been received in proper form and time stamped by you prior to the Close of Trading on Day 1. Such Instructions shall receive the share price next calculated following the Close of Trading on Day 1, provided that we receive such Instructions from you before 9:30 a.m. Eastern Time on the next Business Day (“Day 2”). You represent and warrant that Instructions received in proper form and time stamped by you after the Close of Trading on Day 1 shall be treated by you and transmitted to us as if received on Day 2. Such Instructions shall receive the share price next calculated following the Close of Trading on Day 2. You represent and warrant that you have, maintain and periodically test, procedures and systems in place reasonably designed to prevent Instructions received after the Close of Trading on Day 1 from being executed with Instructions received before the Close of Trading on Day 1. All Instructions we receive from you after 9:30 a.m. Eastern Time on Day 2 shall be processed by us on the following Business Day and shall receive the share price next calculated following the Close of Trading on Day 2.

3.3.2 We shall calculate the net asset value per share of each Portfolio on each Business Day, and shall communicate these net asset values to you or your designated agent generally by facsimile, on a daily basis as soon as reasonable practical after the calculation is completed (normally by 6:30 p.m. Eastern Time); we will generally send the information later by electronic mail as well, if you request.

3.3.3 Portfolio on behalf of an Account in federal funds transmitted by wire to the Trust or to its designed custodian, which must receive such wires no later than the close of the Reserve Bank, which is 6:00 p.m. Eastern Time, on the Business Day following the business Day as of which such purchases orders are made.

3.3.4 We will redeem any full or fractional shares of any Portfolio, when requested by you on behalf of an Account, at the net asset value next computed after receipt by us (or our agent or you as our designee) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust. We shall make payment for such shares in the manner we establish from time to time but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

3.3.5 Issuance and transfer of the Portfolio shares will be by book entry only. Stock certificates will not be issued to you or the Accounts. Portfolio shares purchased from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

3.3.6 We shall furnish, on or before the ex-dividend date, notice to you of any income dividends or capital gain distributions payable on the shares of any Portfolio. You hereby elect to receive all such income dividends and capital gain distributions as are payable on shares of a Portfolio in additional shares of that Portfolio, and you reserve the right to change this election in the future. We will notify you, via both electronic mail and facsimile, of the number of shares so issued as payment of such dividends and distributions.

3.3.7 Each party to this Agreement agrees that, in the event of a material error resulting from incorrect information or confirmations, the parties will seek to comply in all material respects with the provisions of applicable federal securities laws.

3.4 Automated Purchase and Redemption

3.4.1 “Fund/SERV” shall mean NSCC’s Mutual Fund Settlement, Entry and Registration Verification System, a system for automated, centralized processing of mutual fund purchase and redemption orders settlement, and account registration; “Networking” shall mean NSCC’s system that allows mutual funds and life insurance companies to exchange account level information electronically; and “Settling Bank” shall mean the entity appointed by the Trust or you, as applicable, to perform such settlement services on behalf of the Trust and you, as applicable, to perform such settlement services on behalf of the Trust and you, as applicable, which entity agrees to abide by NSCC’s then current rules and procedures insofar as they relate to same day funds settlement. In all cases, processing and settlement of share transactions shall be done in a manner consistent with applicable law.

3.4.2 You are hereby appointed as our designee for the sole purpose of receiving from Contract Owners purchase and exchange orders and requests for redemption resulting from investment in payments under the Contracts that pertain to subaccounts that invest in Portfolios (“Instructions”). “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC and its current prospectus. “Close of Trading” shall mean the close of trading on the New York Stock Exchange, generally 4:00 p.m. Eastern Time. Upon receipt of Instructions, and upon your determination that there are good funds with respect to Instructions involving the purchase of shares, you will calculate the net purchase or redemption order for each Portfolio.

3.4.3 On each Business Day, you shall aggregate all purchase and redemption orders for shares of a Portfolio that you received prior to the Close of Trading. You represent and warrant that all orders for net purchases or net redemptions derived from Instructions received by you and transmitted to Fund/SERV for processing on or as of a given Business Day (“Day 1”) shall have been received in proper form and time stamped by you prior to the Close of Trading on Day 1. Such orders shall receive the share price next calculated following the Close of Trading on Day 1, provided that we receive Instructions from Fund/SERV by 6:30 a.m. Eastern Time on the next Business Day (“Day 2”). You represent and warrant that orders received in good order and time stamped by you after the Close of trading on Day 1 shall be treated by you and transmitted to Fund/SERV as if received on Day 2. Such orders shall receive the share price next calculated following the Close of Trading on Day 2. All Instructions we received from Fund/SERV after 6:30 a.m. Eastern Time on Day 2 shall be processed by us on the following Business Day and shall receive the share price next calculated following the close of trading on Day 2. You represent and warrant that you have, maintain and periodically test, procedures and systems in reasonably designed to prevent orders received after the Close of Trading on Day 1 from being executed with orders received before the Close of Trading on Day 1, and periodically monitor the systems to determine their effectiveness. Subject to your compliance with the foregoing, you will be considered the designee of the Underwriter and the Portfolios, and the Business Day on which Instructions are received by you in proper form prior to the Close of Trading will be the date as of which shares of the Portfolios are deemed purchased, exchanged or redeemed pursuant to such Instructions. Dividends and capital gain distributions will be automatically reinvested at net asset value in accordance with the Portfolio’s then current prospectus.

3.4.4 We shall calculate the net asset value per share of each Portfolio on each Business Day, and shall furnish to you through NSCC’s Networking or Mutual Fund Profile System: (i) the most current net asset value information for each Portfolio; and (ii) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to you by 6:60 p.m. Eastern Time on each Business Day or at such other time as that information becomes available.

3.4.5 You will wire payment for net purchase orders by the Trust’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by you in accordance with NSCC rules and procedures on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

3.4.6 We will redeem any full or fractional shares of any Portfolio, when requested by you on behalf of an Account, at the net asset value next computed after receipt by us (or our agent or you as our designee) of the request for redemption as established in accordance with the provisions of the then current prospectus of the Trust. NSCC will wire payment for net redemption orders by the Trust, in immediately available funds, to an NSCC settling bank account designated by you in accordance with NSCC rules and procedures on the Business Day such redemption orders are communicated to NSCC, except as provided in the Trust’s prospectus and statement of additional information.

3.4.7 Issuance and transfer of the Portfolio shares will be by book entry only. Stock certificates will not be issued to you or the Accounts. Portfolio shares purchased from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

3.4.8 We shall furnish through NSCC’s Networking or Mutual Fund Profile System on or before the ex-dividend date, notice to you of any income dividends or capital gain distributions payable on the shares of any Portfolio. You hereby elect to receive all such income dividends and capital gain distributions as are payable on shares of a Portfolio in additional shares of that Portfolio, and you reserve the right to change this election in the future. We will notify you of the number of shares so issued as payment of such dividends and distributions.

3.4.9 All orders are subject to acceptance by Underwriter and become effective only upon confirmation by Underwriter. Underwriter reserves the right: (i) not to accept any specific order or part of any order for the purchase or exchange of shares through Fund/SERV; and (ii) to require any redemption order or any part of any redemption order to be settled outside of Fund/SERV, in which case the order or portion thereof shall not be “confirmed” by Underwriter, but rather shall be accepted for redemption in accordance with Section 3.4.11 below.

3.4.10 All trades placed through Fund/SERV and confirmed by Underwriter via Fund/SERV shall settle in accordance with Underwriter’s profile within Fund/SERV applicable to you. Underwriter agrees to provide you with account positions and activity data relating to share transactions via Networking.

3.4.11 If on any specific day you or Underwriter are unable to meet the NSCC deadline for the transmission of purchase or redemption orders for that day, a party may at its option transmit such orders and make such payments for purchases and redemptions directly to you or us, as applicable, as is otherwise provided in the Agreement; provided, however, that we must receive notification from you by 9:00 a.m. Eastern Time on any day that you wish to transmit such orders and/or make such payments directly to us.

3.4.12 In the event that you or we are unable to or prohibited from electronically communicating, processing or settling share transactions via Fund/SERV, you or we shall notify the other, including providing the notification provided above in Section 3.4.11. After all parties have been notified, you and we shall submit orders using manual transmissions as are otherwise provided in the Agreement.

3.4.13 These procedures are subject to any additional terms in each Portfolio’s prospectus and the requirements of applicable law. The Trust reserves the right, at it discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Portfolio.

3.4.14 Each party to the Agreement agrees that, in the event of a material error resulting from incorrect information or confirmations, the parties will seek to comply in all material respects with the provisions of applicable federal securities laws.

3.4.15 You and Underwriter represent and warrant that each: (a) has entered into an agreement with NSCC; (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking; (c) intends to remain at all times in compliance with the then current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, settlement of share transactions; and (d) will notify the other parties to this Agreement if there is a change in or a pending failure with respect to its agreement with NSCC.”

5.	A new Section 6.7 is hereby added to the Agreement as follows:

“6.7 You agree that any posting of Portfolio prospectuses on your website will result in the Portfolio prospectuses: (i) appearing identical to the hard copy printed version, with the exception that blank pages may be deleted; (ii) being clearly associated with the particular Contracts in which they are available and posted in close proximity to the applicable Contract prospectuses; (iii) having no less prominence than prospectuses of any other underlying funds available under the Contracts; and (iv) being used in an authorized manner. Notwithstanding the above, you understand and agree that you are responsible for ensuring that participation in the Portfolios, and any website posting, or other use, of the Portfolio prospectuses is in compliance with this Agreement and applicable state and federal securities and insurance laws and regulations, including as they relate to paper or electronic use of fund prospectuses. The format of such presentation, the script and layout for any website that mentions the Trust, the Underwriter, an Adviser or Portfolios shall be routed to us as sales literature or other promotional materials, pursuant to Section 6 of this Agreement.

In addition, you agree to be solely responsible for maintaining and updating the Portfolio prospectuses’ PDF files (including prospectus supplements) and removing and/or replacing promptly any outdated prospectuses, as necessary, ensuring that any accompanying instructions by us, for using or stopping use are followed. You agree to designate and make available to us a person to act as a single point of communication contact for these purposes. We are not responsible for any additional costs or additional liabilities that may be incurred as a result of your election to place the Portfolio prospectuses on your website. We reserve the right to revoke this authorization, at any time and for any reason, although we may instead make our authorization subject to new procedures.”

6.	A new Section 6.8 is hereby added to the Agreement as follows:

“6.8 Each of your and your distributor’s registered representatives, agents, independent contractors and employees, as applicable, will have access to our websites at franklintempleton.com, and such other URLs through which we may permit you to conduct business concerning the Portfolios from time to time (referred to collectively as the “Site”) as provided herein: (i) upon registration by such individual on a Site; (ii) if you cause a Site Access Request Form (an “Access Form”) to be signed by your authorized supervisory personnel and submitted to us, as a Schedule to, and legally a part of, this Agreement; or (iii) if you provide such individual with the necessary access codes or other information necessary to access the Site through any generic or firm-wide authorization we may grant you from time to time. Upon receipt by us of a completed registration submitted by an individual through the Site or a signed Access Form referencing such individual, we shall be entitled to rely upon the representations contained therein as if you had made them directly hereunder and we will issue a user identification, express number and/or password (collectively, “Access Code”). Any person to whom we issue an Access Code or to whom you provide the necessary Access Codes or other information necessary to access the Site through any generic or firm-wide authorization we may grant you from time to time shall be an :Authorized User.”

We shall be entitled to assume that such person validly represents you and that all instructions received from such person are authorized, in which case such person will have access to the Site, including all services and information to which you are authorized to access on the Site. All inquiries and actions initiated by you (including your Authorized Users) are your responsibility, are at your risk and are subject to our review and approval (which could cause a delay in processing). You agree that we do not have a duty to question information or instructions you (including Authorized Users) give to us under this Agreement, and that we are entitled to treat as authorized, and act upon any such instructions and information you submit to us. You agree to take all reasonable measures to prevent any individual other than an Authorized User from obtaining access to the Site. You agree to inform us if you wish to restrict or revoke the access of any individual Access Code. If you become aware of any loss or theft or unauthorized use of any access Code, you agree to contact us immediately. You also agree to monitor your (including Authorized Users’) use of the Site to ensure the terms of this Agreement are followed: You also agree that you will comply with all policies and agreements concerning Site usage, including without limitation the Term of Use Agreement(s) posted on the Site (“Site Terms”), as may be revised and reposted on the Site from time to time, and those Site Terms (as in effect from time to time) are a part of this Agreement. Your duties under this section are considered “services” required under the terms of this Agreement. You acknowledge that the Site is transmitted over the Internet on a reasonable efforts basis and we do not warrant or guarantee their accuracy, timeliness, completeness, reliability or non-infringement. Moreover, you acknowledge that the Site is provided for informational purposes only, and is not intended to comply with any requirements established by any regulatory or governmental agency.

7.	A new paragraph is added at the end of Section 10.8 of the Agreement as follows:

“Each party to this Agreement agrees to limit the disclosure of nonpublic personal information of Contract Owners consistent with its policies on privacy with respect to such information and Regulation S-P of the SEC. Each party hereby agrees that it will comply with all applicable requirements under the regulations implementing Title V of the Gramm-Leach-Bliley Act and any other applicable federal and state consumer privacy acts, rules, and regulations. Each party further represents that it has in place, and agrees that it will maintain, information security policies and procedures for protecting nonpublic personal customer information adequate to conform to applicable legal requirements.”

8.	Schedules A, B, C, D, F, and G of the Agreement are hereby deleted in their entirety and replaced with the Schedules A, B, C, D, F, and G attached hereto.

[TO BE CONTINUED ON NEXT PAGE]

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This Amendment is executed effective as of May 1, 2003.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST		FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

By:	/s/ Karen L. Skidmore	By:	/s/ Scott M. Lee
Name:	Karen L. Skidmore	Name:	Scott M. Lee
Title:	Assistant Vice President	Title:	Senior Vice President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		C.M. LIFE INSURANCE COMPANY

By:	/s/ Judith A. Martini	By:	/s/ Judith A. Martini
Name:	Judith A. Martini	Name:	Judith A. Martini
Title:	Second Vice President	Title:	Second Vice President

MML BAY STATE LIFE INSURANCE COMPANY		MML DISTRIBUTORS, LLC

By:	/s/ David W. O’Leary	By:	/s/ Thomas A. Monti
Name:		Name:	Thomas A. Monti
Title:		Title:	President

Schedule A

The Company and Its Distributor

THE COMPANY

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, Massachusetts 01111

A life insurance company organized under Massachusetts law.

C.M. Life Insurance Company

140 Garden Street

Hartford, Connecticut 06154

A life insurance company organized under Connecticut law.

MML Bay State Life Insurance Company

1295 State Street

Springfield, Massachusetts 01111

A life insurance company organized under Connecticut law.

MML Distributors, LLC

1414 Main Street

Springfield, Massachusetts 01144-1013

A corporation organized under Connecticut law.

Schedule B

Accounts of the Company

1.	Name:	C.M. Multi-Account A
	Date Established:	August 3, 1994
	SEC Registration Number:	811-8698

2.	Name:	Massachusetts Mutual Variable Annuity Separate Account 4
	Date Established:	July 9, 1997
	SEC Registration Number:	811-8619

3.	Name:	Massachusetts Mutual Variable Life Separate Account I
	Date Established:	July 13, 1988
	SEC Registration Number:	811-5611

4.	Name:	C.M. Life Variable Life Separate Account I
	Date Established:	February 2, 1995
	SEC Registration Number:	811-9020

Schedule C

Available Portfolios and Classes of Shares of the Trust; Investment Advisers

Franklin Templeton Variable Insurance Products Trust	Investment Adviser
Franklin Small Cap Value Securities Fund Class 2	Franklin Advisory Services, LLC
Templeton Foreign Securities Fund Class 2	Templeton Investment Counsel, LLC

Schedule D

Contracts of the Company

#	Insurance Company	Product Name Registered Y/N 1933 Act #, State ID #	Separate Account Name Registration Date 1940 Act #	Classes of Shares and Portfolios
1	C.M. Life Insurance Company/ Massachusetts Mutual Life Insurance Company	Panorama Premier Yes 333-66167 333-45039 MUVA94	C.M. Multi-Account A August 3, 1994 811-8698 Massachusetts Mutual Variable Annuity Separate Account 4 July 9, 1997 811-08619	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
2	C.M. Life Insurance Company/ Massachusetts Mutual Life Insurance Company	Panorama Passage Yes 333-80991 333-81015 MUVA99	C.M. Multi-Account A August 3, 1994 811-8698 Massachusetts Mutual Variable Annuity Separate Account 4 July 9, 1997 811-08619	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
3	Massachusetts Mutual Life Insurance Company	Survivorship Variable Universal Life Insurance Policy (“SVUL II”) Yes 333-88503 MM: P5-99	Massachusetts Mutual Variable Life Separate Account 1 July 13, 1988 811-08075	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
4	C.M. Life Insurance Company	SVUL II Yes 333-88493 CM: P5-99	C.M. Life Variable Life Separate Account 1 February 2, 1995 811-9020	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
5	Massachusetts Mutual Life Insurance Company	Variable Universal Life Insurance Policy (“VUL”) Yes 333-49475 MM: P2-98	Massachusetts Mutual Variable Life Separate Account 1 July 13, 1988 811-08075	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
6	C.M. Life Insurance Company	VUL Yes 333-49457 MM: P2-98	C.M. Life Variable Life Separate Account I February 2, 1995 811-9020	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
7	C.M. Life Insurance Company	Mass Mutual Artistry Yes 333-95845 MUVA94 333-95851 MUVA94	C.M. Multi-Account A August 3, 1994 8111-8698 Massachusetts Mutual Variable Annuity Separate Account 4 July 9, 1997 811-8619	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund

#	Insurance Company	Product Name Registered Y/N 1933 Act #, State ID #	Separate Account Name Registration Date 1940 Act #	Classes of Shares and Portfolios
8	Massachusetts Mutual Life Insurance Company	Mass Mutual VUL II Yes 333-50410 P2-2001	Massachusetts Mutual Variable Life Separate Account I July 13, 1988 811-5611	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
9	Massachusetts Mutual Life Insurance Company	Mass Mutual MMSVUL Yes 333-41657 P1-98	Massachusetts Mutual Variable Life Separate Account I July 13, 1988 811-5611	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
10	C.M. Life Insurance Company	C.M. SVUL Yes 333-41667 P1-98	C.M. Life Variable Life Separate Account I February 2, 1995 811-9020	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
11	Massachusetts Mutual Life Insurance Company	VULG Yes 333-101495 P3-2003	Massachusetts Mutual Variable Life Separate Account I July 13, 1988 811-08075	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
12	Massachusetts Mutual Life Insurance Company	MassMutual Transitions Yes 333-73406 TMLS	Massachusetts Mutual Variable Annuity Separate Account 4 July 9, 1997 811-8619	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
13	Massachusetts Mutual Life Insurance Company	MassMutual Transitions Select Yes 333-112626 TMLS-T2	Massachusetts Mutual Variable Annuity Separate Account 4 July 9, 1997 811-8619	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
14	Massachusetts Mutual Life Insurance Company	MassMutual Evolution Yes 333-109620 TMLS-EV	Massachusetts Mutual Variable Annuity Separate Account 4 July 9, 1997 811-08619	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund
15	Massachusetts Mutual Life Insurance Company	Survivorship VUL Guard Yes 333-114171	Massachusetts Mutual Variable Life Separate Account I July 13, 1988 811-08075	Class 2 shares: Franklin Small Cap Value Securities Fund Templeton Foreign Securities Fund

Schedule F

Rule 12b-1 Plans

Compensation

Each Portfolio named below shall pay the following amounts pursuant to the terms and conditions referenced below under its Class 2 Rule 12b-1 Distribution Plan, stated as a percentage per year of Class 2’s average daily net assets represented by shares of Class 2.

Portfolio Name	Maximum Annual Payment Rate
Franklin Small Cap Value Securities Fund	0%
Templeton Foreign Securities Fund	0%

Agreement Provisions

If the Company, on behalf of any Account, purchases Trust Portfolio shares (“Eligible Shares”) that are subject to a Rule 12b-1 plan adopted under the 1940 Act (the “Plan”), the Company may participate in the Plan.

To the extent the Company or its affiliates, agents or designees (collectively “you”) provide any activity or service that is primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares (“Rule 12b-1 Services”) or variable contracts offering Eligible Shares, the Underwriter, the Trust or their affiliates (collectively, “we”) may pay you a Rule 12b-1 fee. “Rule 12b-1 Services” may include, but are not limited to, printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of dealers and their representatives, and similar distribution-related expenses, furnishing personal services to owners of Contracts which may invest in Eligible Shares (“Contract Owners”), education of Contract Owners, answering routine inquiries regarding a Portfolio, coordinating responses to Contract Owner inquiries regarding the Portfolios, maintaining such accounts or providing such other enhanced services as a Trust Portfolio or Contract may require, or providing other services eligible for service fees as defined under NASD rules. Your acceptance of such compensation is your acknowledgement that eligible services have been rendered. All Rule 12b-1 fees, shall be based on the value of Eligible Shares owned by the Company on behalf of its Accounts, and shall be calculated on the basis and at the rates set forth in the Compensation Schedule stated above. The aggregate annual fees paid pursuant to each Plan shall not exceed the amounts stated as the “annual maximums” in the Portfolio’s prospectus, unless an increase is approved by shareholders as provided in the Plan. These maximums shall be a specified percent of the value of a Portfolio’s net assets attributable to Eligible Shares owned by the Company on behalf of its Accounts (determined in the same manner as the Portfolio uses to compute its net assets as set forth in its effective Prospectus). The Rule 12b-1 fee will be paid to you within thirty (30) days after the end of the three-month periods ending in January, April, July, and October.

You shall furnish us with such information as shall reasonable be requested by the Trust’s Boards of Trustees (“Trustees”) with respect to the Rule 12b-1 fees paid to you pursuant to the Plans. We shall furnish to the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Trustees, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Plans or any related agreement (“Disinterested Trustees”). Each Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees, or by a vote of a majority of the outstanding shares as provided in the Plan, on sixty (60) days’ written notice, without payment of any penalty. The Plans may also be terminated by any act that terminates the Underwriting Agreement between the Underwriter and the Trust, and/or the management or administration agreement Franklin Advisers, Inc. and its affiliates and the Trust. Continuation of the Plans is also conditioned on Disinterested Trustees being ultimately responsible for selecting and nominating any new Disinterested Trustees. Under Rule 12b-1, the Trustees have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-1, the Trust is permitted to implement or continue Plans or the provisions of any agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Trustees are able to conclude that the Plans will benefit each affected Trust Portfolio and class. Absent such yearly determination, the Plans must be terminated as set forth above. In the event of the termination of the Plans for any reason, the provisions of this Schedule F relating to the Plans will also terminate. You agree that your selling agreements with persons or entities through whom you intend to distribute Contracts will provide that compensation paid to such persons or entities may be reduced if a Portfolio’s Plan is no longer effective or is no longer applicable to such Portfolio or class of shares available under the Contracts.

Any obligation assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Trust and no person shall seek satisfaction thereof from shareholders of the Trust. You agree to waive payment of any amounts payable to you by Underwriter under a Plan until such time as the Underwriter has received such fee from the Trust.

The provisions of the Plans shall control over the provisions of the Participation Agreement, including this Schedule F, in the event of any inconsistency.

You agree to provide complete disclosure as required by all applicable statutes, rules and regulations of all Rule 12b-1 fees received from us in the prospectus of the Contracts.

Schedule G

Addresses for Notices

To the Company:	Massachusetts Mutual Life Insurance Company, or C.M. Life Insurance Company, or MML Bay State Life Insurance Company
1295 State Street Springfield, MA 01111-0001
Attention: Office of the General Counsel

To the Distributor:	MML Distributors, LLC
1414 Main Street Springfield, MA 01144-1013

To the Trust:	Franklin Templeton Variable Insurance Products, Trust
One Franklin Parkway, Bldg. 920 2nd Floor San Mateo, California 94403
Attention: Karen L. Skidmore
With a copy to:	Murray Simpson, General Counsel

To the Underwriter:	Franklin/Templeton Distributors, Inc.
One Fountain Parkway, Bldg. 970, 1st Floor San Mateo, California 94403
Attention: Scott M. Lee, Senior Vice President
With a copy to:	Murray Simpson, General Counsel